UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

AMENDMENT NO. 1

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: Cytyc Corporation hereby files this Amendment No. 1 to its Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2007, solely to file the financial statements of Adeza Biomedical Corporation required by Item 9.01(a) of Form 8-K and the pro forma financial information required by Item 9.01(b) of Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, on February 11, 2007, Cytyc Corporation (“Cytyc” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Augusta Medical Corporation, a Delaware corporation and a newly-formed wholly-owned subsidiary of Cytyc (“Purchaser”), and Adeza Biomedical Corporation (“Adeza”), a Delaware corporation. Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to purchase all outstanding shares of Adeza’s common stock (the “Shares”) in exchange for $24.00 per share in cash (the “Offer Price”). On March 19, 2007, Purchaser acquired a majority of Adeza’s outstanding Shares through the tender offer. On April 2, 2007, pursuant to the terms of the Merger Agreement, Cytyc acquired Adeza through the merger (the “Merger”) of Purchaser with and into Adeza. The Merger was consummated without a meeting of the stockholders of Adeza in accordance with the Delaware General Corporation Law. In connection with the Merger, Adeza’s name was changed from “Adeza Biomedical Corporation” to “Cytyc Prenatal Products Corp.” As a result of the Merger, all remaining outstanding Shares were converted into the right to receive $24.00 per share in cash, without interest, other than Shares held by Cytyc, Purchaser or any of its subsidiaries or Shares held by Adeza stockholders that perfect their rights to appraisal in accordance with the Delaware General Corporation Law. The purchase price was paid out of the Company’s existing cash and credit facility. The aggregate purchase price for Adeza was $456.7 million, of which $451.7 million represented cash payable to Adeza shareholders and $5.0 million represented acquisition-related fees and expenses.

Adeza develops and markets the FullTerm® Fetal Fibronectin Test, which offers clinical and cost benefits for the assessment of the risk of pre-term birth. Adeza also develops GestivaTM, a therapeutic drug, which is currently pending final approval from the Food and Drug Administration, as well as an induction of labor diagnostic product which is in an earlier stage of development than Gestiva.

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was previously filed with the SEC by Cytyc on Form 8-K on February 13, 2007, and is incorporated herein by reference as Exhibit 2.1. A copy of the press release, dated April 3, 2007, issued by Cytyc regarding the completion of the Merger is incorporated herein by reference as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.*

(b) Pro Forma Financial Information.*

2

*	The financial information to be included under Items 9.01(a) and 9.01(b) hereof is set forth immediately after Item 9.01(d) below.

(d) Exhibits.

The following exhibits are filed as part of, and incorporated by reference into, this Current Report on Form 8-K/A.

Exhibit No.	Description
2.1	Merger Agreement, dated February 11, 2007 (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on February 13, 2007 and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, Independent Auditors (filed herewith).

99.1	Press release, dated April 3, 2007 (filed as Exhibit 99.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on April 4, 2007 and incorporated herein by reference).

3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Adeza Biomedical Corporation

We have audited the accompanying balance sheets of Adeza Biomedical Corporation as of December 31, 2006 and 2005, and the related statements of income, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adeza Biomedical Corporation at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 6 to the consolidated financial statements, in fiscal year 2006 Adeza Biomedical Corporation changed its method of accounting for share-based payments.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Adeza Biomedical Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Palo Alto, California

March 12, 2007

ADEZA BIOMEDICAL CORPORATION

BALANCE SHEETS

	December 31, 2006	December 31, 2005
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$45,921	$89,722
Short-term investments	52,857	—
Accounts receivable, net of allowance of $323 and $435 at December 31, 2006 and 2005, respectively	9,576	9,182
Inventories	983	849
Prepaid expenses and other current assets	951	292
Current deferred tax asset	4,939	4,929

Total current assets	115,227	104,974
Property and equipment, net	454	348
Non-current deferred tax asset	189	193
Intangible assets, net	80	128

Total assets	$115,950	$105,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,368	$1,994
Accrued compensation	2,577	2,216
Accrued royalties	1,628	1,427
Other accrued liabilities	1,527	1,246
Taxes payable	703	1,322
Deferred revenue	46	33

Total current liabilities	8,849	8,238
Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 17,548 and 17,376 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	17	17
Additional paid-in capital	136,988	132,432
Deferred compensation	—	(2,604)
Accumulated other comprehensive income	9	—
Accumulated deficit	(29,913)	(32,440)

Total stockholders’ equity	107,101	97,405

Total liabilities and stockholders’ equity	$115,950	$105,643

See accompanying notes to financial statements.

ADEZA BIOMEDICAL CORPORATION

STATEMENTS OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)
Product sales	$51,983	$43,603	$33,596
Cost of product sales	7,924	6,134	2,195

Gross profit	44,059	37,469	31,401
Operating costs and expenses:
Sales and marketing	27,689	19,761	15,907
General and administrative	8,131	7,489	3,997
Research and development	6,903	5,092	2,451

Total operating costs and expenses	42,723	32,342	22,355
Income from operations	1,336	5,127	9,046
Interest income	4,693	2,689	233

Income before provision for income taxes	6,029	7,816	9,279
Provision for (benefit from) income taxes	3,502	(4,512)	410

Net income	$2,527	$12,328	$8,869

Net income per share:
Basic	$0.14	$0.73	$8.05

Diluted	$0.14	$0.69	$0.65

Shares used to compute net income per share:
Basic	17,476	16,883	1,102

Diluted	18,170	17,863	13,649

See accompanying notes to financial statements.

ADEZA BIOMEDICAL CORPORATION

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances at December 31, 2003	15,409	$61,484	182	$—	$2,358	$—	$—	$(53,637)	$(51,279)
Deferred compensation related to stock options issued to employees	—	—	—	—	3,625	(3,625)	—	—	—
Stock-based compensation related to stock options issued to nonemployees	—	—	—	—	356	—	—	—	356
Amortization of deferred compensation related to stock options issued to employees	—	—	—	—	—	393	—	—	393
Exercise of stock options at $0.32 to $10.00 per share for cash	—	—	9	—	23	—	—	—	23
Shares issued in initial public offering, net of offering costs of $7,135	—	—	4,313	5	61,860	—	—	—	61,865
Conversion of preferred stock to common stock	(15,409)	(61,484)	11,957	11	61,473	—	—	—	61,484

Net and comprehensive income	—	—	—	—	—	—	—	8,869	8,869

Balances at December 31, 2004	—	$—	16,461	$16	$129,695	$(3,232)	$—	$(44,768)	$81,711
Deferred compensation related to stock options issued to employees	—	—	—	—	411	(411)	—	—	—
Stock-based compensation related to stock options issued to nonemployees	—	—	—	—	50	—	—	—	50
Amortization of deferred compensation related to stock options issued to employees	—	—	—	—	—	1,039	—	—	1,039
Exercise of stock options and warrants at $0.32 to $13.55 per share for cash	—	—	915	1	2,016	—	—	—	2,017
Tax benefit of disqualifying dispositions	—	—	—	—	260	—	—	—	260

Net and comprehensive income	—	—	—	—	—	—	—	12,328	12,328

Balances at December 31, 2005	—	$—	17,376	$17	$132,432	$(2,604)	$—	$(32,440)	$97,405

Deferred compensation related to stock options issued to employees	—	—	—	—	(2,604)	2,604	—	—	—
Stock-based compensation related to stock options issued to nonemployees	—	—	—	—	37	—	—	—	37
Stock-based compensation related to stock options issued to employees	—	—	—	—	3,303	—	—	—	3,303
Exercise of stock options and warrants at $0.97 to $17.17 per share for cash	—	—	172	—	573	—	—	—	573
Tax benefit of disqualifying dispositions	—	—	—	—	3,247	—	—	—	3,247
Components of Comprehensive income:

Net income	—	—	—	—	—	—	—	2,527	2,527
Unrealized gain on available-for-sale investments, net of tax	—	—	—	—	—	—	9	—	9

Comprehensive income									2,536

Balances at December 31, 2006	—	$—	17,548	$17	$136,988	$—	$9	$(29,913)	$107,101

See accompanying notes.

ADEZA BIOMEDICAL CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$2,527	$12,328	$8,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	220	192	169
Stock-based compensation expense	3,340	1,089	749
Tax benefit from share-based payments	(2,910)	260	—
Other non-cash charges	—	—	7
Changes in operating assets and liabilities:
Accounts receivable	(394)	(2,554)	(1,334)
Inventories	(134)	(182)	(77)
Prepaid expenses and other assets	(650)	(21)	(7)
Deferred tax asset	(6)	(5,122)	—
Accounts payable	374	(756)	322
Accrued compensation	361	353	188
Accrued royalties	201	420	(2,442)
Other accrued liabilities	2,909	1,816	207
Deferred revenue	13	(12)	(369)

Net cash provided by operating activities	5,851	7,811	6,282

Cash flows from investing activities:
Purchases of short-term investments	(52,857)	—	—
Purchases of property and equipment	(278)	(224)	(144)

Net cash used in investing activities	(53,135)	(224)	(144)

Cash flows from financing activities:
Tax benefit from share-based payments	2,910	—	—
Net proceeds from issuances of common stock	573	2,017	61,888

Net cash provided by financing activities	3,483	2,017	61,888

Net increase (decrease) in cash and cash equivalents	(43,801)	9,604	68,026
Cash and cash equivalents at beginning of year	89,722	80,118	12,092

Cash and cash equivalents at end of year	$45,921	$89,722	$80,118

Supplemental cash flow information
Cash paid for income taxes	$205	$634	$312

See accompanying notes to financial statements.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Adeza Biomedical Corporation (“Adeza” or the “Company”) is a Delaware corporation which was originally incorporated in the state of California on January 3, 1985 and reincorporated in Delaware in 1996. Adeza is engaged in the design, development, manufacturing, sales, and marketing of products for women’s health markets worldwide. The Company’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. The Company’s products consist of:

•	The TLi(IQ) System and FullTerm, The Fetal Fibronectin Test, which are used to assess the risk of preterm birth in pregnant women.

•	The E-tegrity Test, which is used to determine the feasibility of embryo implantation in patients with infertility who are candidates for in vitro fertilization (“IVF”).

All of the Company’s assets are located in the U.S.

The Company entered into a Merger Agreement with Cytyc and Augusta Medical Corporation on February 11, 2007 whereby Augusta Medical Corporation commenced a tender offer to purchase all of the outstanding shares of the Company’s common stock at a price of $24.00 per share. Following the completion of the tender offer, which is scheduled to expire at 12:00 midnight, New York City time, on March 16, 2007, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant portions of the Delaware General Corporation Law (the “DGCL”), it is anticipated that Augusta Medical Corporation will be merged with and into Adeza with Adeza as the surviving corporation, whereby each issued and outstanding share of our common stock not directly or indirectly owned by Cytyc, Augusta Medical Corporation or Adeza will be converted into the right to receive the offer price of $24.00 per share. The purchase price is expected to be approximately $450 million, which will be paid by Cytyc at closing in cash. The acquisition is expected to close in the first half of 2007 and possibly as early as the end of March 2007.

A number of factors could prevent the Company from completing the merger with Cytyc, including but not limited to the failure to satisfy the conditions set forth in the Merger Agreement. If the Company does not complete the proposed merger with Cytyc for any reason, the Company’s business may be negatively impacted due to (i) the payment of a $13.35 million termination fee to Cytyc upon certain circumstances; (ii) the diversion of the Company’s management’s focus toward the proposed merger rather than its core business and other potential business opportunities; (iii) a change in the price of the Company’s common stock to the extent that the current market price reflects an assumption that the proposed merger will be completed; (iv) uncertainty about the effect of the termination of the proposed merger upon the Company’s employees and customers; and (v) negative publicity and/or negative impression of the Company in the investment community.

In connection with the proposed merger, the Company has incurred and will continue to incur certain expenses, including fees and/or expenses of its legal, accounting and financial advisors. Even if the Company does not complete the proposed merger, it must pay for services rendered by these advisors, which total approximately $1.5 million as of February 28, 2007. The Company’s discussion below assumes that it will continue forward as a separate corporate entity. If the proposed merger is consummated, the Company will be operated as a wholly owned subsidiary of Cytyc, and some of the Company’s expenses may be reduced through integration of the operations of both companies.

Basis of Presentation

The Company operates in one business segment, women’s health products. In the year ended December 31, 2006, the Company reported shipping costs billed to its customers as product sales and the related expense as cost of products sold. In the years ended December 31, 2005 and 2004, the Company reported $0.2 million and $0.1 million, respectively, in net shipping costs as cost of products sold.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

Revenue from product sales is recognized when there is persuasive evidence an arrangement exists, delivery to the customer has occurred, the price is fixed or determinable and collectibility is reasonably assured. Revenue from laboratory services is recognized as tests are performed.

Effective July 1, 2002, the Company entered into a services agreement with a national laboratory that performed diagnostic tests. Under the terms of the agreement, the laboratory provided certain domestic product distribution and testing services for the Company. Through September 30, 2005, the Company recognized revenue upon the shipment of products to the end user from the national laboratory as the title, risks and rewards of ownership of the products pass from the Company to the end user at that time. On October 1, 2005, the Company discontinued using this national laboratory for fulfillment purposes and the Company began to recognize revenue upon shipment of our products from the Company’s manufacturing facilities.

During 2006, revenue on the Company’s product sales was recognized upon shipment to distributors or customers as the title, risks, and rewards of ownership of the products pass to the distributors or customers, and the selling price of the Company’s products was fixed and determinable at that point. Any advance payments received in excess of revenue recognized are classified as deferred revenue on the accompanying balance sheets. Customers have the right to return products that are defective. There are no other return rights.

During the years ended December 31, 2006, 2005 and 2004, 97%, 98%, and 97%, respectively, of the Company’s product revenues were derived from customers located in the US. Our product sales are derived primarily from the sale of our disposable Fetal Fibronectin Test cassettes.

Warranty Policy

The Company records a liability for product warranty obligations at the time of sale based upon historical warranty experience. The term of the warranty is generally twelve months. The Company also records any additional liability required for specific warranty matters when they become known and are reasonably estimable. The Company’s product warranty obligations are included in other accrued liabilities as follows (in thousands):

	Year Ended December 31,
	2006	2005
Balance at beginning of year	$30	$31
Charges to cost of product sales	36	30
Warranty costs incurred	(32)	(34)
Change in estimate related to accrued warranty costs	5	3

Balance at end of year	$39	$30

Research and Development

Research and development expenses consist of costs incurred for Company-sponsored research and development activities. These costs include direct and research-related allocated overhead expenses such as facilities costs, salaries and benefits, and material and supply costs in addition to costs associated with clinical trials. The Company expenses research and development costs as such costs are incurred.

Concentrations of Risk

Cash, cash equivalents, short-term investments and accounts receivable are financial instruments which potentially subject Adeza to concentrations of credit risk. Adeza primarily invests in money market funds, and, by policy, limits the amount in any one type of investment, other than securities issued or guaranteed by the U.S. government. Adeza has not experienced any material credit losses and does not generally require collateral on receivables. For the year ended December 31, 2006 and 2005, no single customer represented greater than 5% of total revenues.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid financial instruments with original maturities of three months or less at the time of purchase. Short-term investments consist of financial instruments with original maturities ranging from 91 days to less than one year. Cash equivalents and short-term investments consist of commercial paper, corporate debt and money market funds held by a high-credit quality financial institution. Short-term investments are comprised of available-for-sale securities, which are carried at fair value, based on quoted market prices. Unrealized gains (losses) on available-for-sale securities are reflected as a component of accumulated other comprehensive income within shareholders’ equity.

Available-for-sale securities had maturities of less than one year and consisted of the following:

	Cost	Gross Unrealized Gains	Estimated Fair Value
	(In thousands)
As of December 31, 2006:
Short-term marketable securities:
Commercial paper	$48,874	$6	$48,880
Corporate debt	3,976	1	3,977

Total	$52,850	$7	$52,857

As of December 31, 2005:
Short-term marketable securities	—	—	—

Total	$—	$—	$—

Property and Equipment

Property and equipment are stated at cost and reviewed for impairment whenever indicators are present. Depreciation is calculated using the straight-line method, and the cost is amortized over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

Intangible Assets

Intangible assets are comprised entirely of purchased patents. The following table sets forth the carrying amount of amortizable intangible assets (in thousands):

	As of December 31, 2006	As of December 31, 2005
Gross carrying amount	$240	$240
Less: accumulated amortization	(160)	(112)

Net carrying amount	$80	$128

Intangible assets are amortized on a straight line basis over their estimated useful lives of five years. Amortization expense is expected to be $48,000 for the year ending December 31, 2007 and $32,000 for the year ending December 31, 2008.

Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, and intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2006, there have been no such impairment losses.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Stock-Based Compensation

Beginning January 1, 2006, the Company accounted for its employee stock option plans under the provisions of SFAS No. 123R. SFAS No. 123R requires the recognition of the fair value of stock-based compensation in net income. The fair value of the Company’s stock options was estimated using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions and elections in adopting and implementing SFAS No. 123R, including expected stock price volatility and the estimated life of each award. The fair value of stock-based awards is amortized over the vesting period of the award. The Company has elected to use the straight-line amortization method for awards granted after the adoption of SFAS No. 123R and continues to use a graded vesting amortization method for awards granted prior to the adoption of SFAS No. 123R.

The Company’s financial statements for the year ended December 31, 2006 reflect the impact of SFAS 123R using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R. Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company’s Financial Statements for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.

Upon adoption of SFAS No. 123R, the Company has elected the “long form” method for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R, paragraph 81. Under the “long form” method, the Company determines the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of the employee stock-based compensation “as if” the Company had adopted the recognition provisions of SFAS No. 123 since its effective date of January 1, 1995. The Company also determines the subsequent impact on the APIC pool and Consolidated Statement of Cash Flows of the tax effect of employee stock — based compensation awards that were issued after the adoption of SFAS No. 123R and outstanding at the adoption date.

Consistent with prior years, the Company uses the “with and without” approach as described in EITF Topic No. D-32 in determining the order in which our tax attributes are utilized. The “with and without” approach results in the recognition of the windfall stock option tax benefits only after all other tax attributes of the Company’s have been considered in the annual tax accrual computation. SFAS 123R prohibits the recognition of a deferred tax asset for an excess tax benefit that has not yet been realized. As a result, the Company will only recognize a benefit from stock-based compensation in paid-in-capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. In addition, the Company has elected to account for the indirect benefits of stock-based compensation on items such as the research tax credit or the domestic manufacturing deduction through the consolidated statement of income (continuing operations) rather than through paid-in-capital.

See Note 6 of our Financial Statements for further information regarding stock-based compensation.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts related to the estimated losses that may result from the inability of its customers to make required payments. This allowance is determined based upon historical experience and any specific customer collection issues that have been identified. Historically, the Company has not experienced significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Company’s allowance for doubtful accounts is included in accounts receivable as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Balance at beginning of year	$355	$236	$164
Charges to bad debt expense	127	194	75
Bad debt costs realized	(239)	(75)	(3)

Balance at end of year	$243	$355	$236

The Company’s allowance for sales returns is included in accounts receivable as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Balance at beginning of year	$80	$80	$100
Charges to product sales	85	—	—
Sales returns incurred	(85)	—	—
Change in estimate	—	—	(20)

Balance at end of year	$80	$80	$80

Inventories and Cost of Product Sales

Inventories are stated at the lower of standard cost determined on a FIFO basis or market value. Cost of product sales represents the cost of materials, direct labor and overhead associated with the manufacture of our products, delivery charges, lab services and royalties.

Advertising Expense

The cost of advertising is expensed as incurred. Advertising expense for the years ended December 31, 2006, 2005, and 2004 was approximately $2,436,000, $1,369,000, and $1,057,000, respectively. The cost of advertising was included in selling and marketing expenses in the statements of income. The balance of capitalized advertising expense on the balance sheet was approximately $0.1 million as of December 31, 2006. There was no capitalized advertising expense on the balance sheet as of December 31, 2005.

Shipping and Handling Costs

The Company records shipping and handling costs billed to its customers as product sales and the related expense as cost of products sold.

Net Income Per Share

Basic net income per share is calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per share is computed by dividing net income by the weighted-average number of common shares and dilutive potential common shares outstanding for the period. For purposes of this calculation, options, and warrants are considered to be potential common shares and are only included in the calculation of diluted net income per share when their effect is dilutive.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)
Numerator:
Net income	$2,527	$12,328	$8,869

Denominator:
Weighted-average number of common shares used in basic earnings per share	17,476	16,883	1,102
Effect of dilutive securities:
Stock options	615	871	1,121
Warrants	79	109	157
Convertible preferred stock	—	—	11,269

Dilutive potential common shares	694	980	12,547

Weighted-average number of common shares and dilutive potential common shares used in diluted earnings per share	18,170	17,863	13,649

Net income per share:
Basic	$0.14	$0.73	$8.05
Diluted	$0.14	$0.69	$0.65

For the years ended December 31, 2006, 2005 and 2004 options to purchase approximately 0.4 million, 0.1 million and 0.3 million shares, respectively, of common stock with exercise prices greater than the average fair market value of the Company’s stock of $16.91, $15.76 and $13.37, respectively, were excluded from the diluted net loss per share calculation because the effect would have been antidilutive.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and is effective for the Company as of January 1, 2008. The Company does not believe that the adoption of SFAS 157 will materially impact its results of operations, financial position or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 applies to all tax positions related to income taxes subject to FASB Statement 109, Accounting for Income Taxes. Under FIN 48, a company would recognize the benefit from a tax position only if it is more-likely-than-not that the position would be sustained upon audit based solely on the technical merits of the tax position. FIN 48 clarifies how a company would measure the income tax benefits from the tax positions that are recognized, provides guidance as to the timing of the derecognition of previously recognized tax benefits and describes the methods for classifying and disclosing the liabilities within the financial statements for any unrecognized tax benefits. FIN 48 also addresses when a company should record interest and penalties related to tax positions and how the interest and penalties may be classified within the income statement and presented in the balance sheet. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt FIN 48 at the beginning of its fiscal year 2007. Differences between the amounts recognized in the statements of operations prior to and after the adoption of FIN 48 would be accounted for as a cumulative effect adjustment to the beginning balance of retained earnings. The Company does not expect the adoption of FIN 48 to have a material impact on its financial position, results of operations or cash flows.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

2. LICENSE ARRANGEMENTS

Adeza has entered into license, clinical trial, supply, and sponsored research and development agreements with universities, research organizations, and commercial companies. Certain of these agreements require payments of royalties on future sales of products resulting from such agreements and may subject Adeza to minimum annual royalty payments to such contract partners. During the years ended December 31, 2006, 2005, and 2004, the total of such royalty costs recorded were approximately $3,116,000, $2,695,000 and $1,900,000, respectively, excluding the effect of a non-recurring reduction in accrued royalties and related royalty costs of $2.7 million that was recorded in the year ended December 31, 2004. Royalty costs are included in cost of product sales. The non-recurring reduction of $2.7 million was primarily related to significant new information that Adeza received in October 2004 which allowed Adeza to conclude that no royalties were due or are required under a license agreement.

3. INVENTORIES

Inventories consist of the following (in thousands):

	December 31,
	2006	2005
Raw materials	$597	$386
Work in process	193	197
Finished goods	193	266

	$983	$849

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	December 31,
	2006	2005
Laboratory and other equipment	$2,637	$2,411
Furniture and fixtures	158	157
Leasehold improvements	140	131

	2,935	2,699
Less accumulated depreciation and amortization	(2,481)	(2,351)

Net property and equipment	$454	$348

5. COMMITMENTS AND OBLIGATIONS

Leases

The Company leases facilities and office equipment under non-cancelable operating leases. The future minimum lease obligations are as follows (in thousands):

	Payments Due in
Contractual Obligations	Total	2007	2008	2009	2010 and thereafter
Operating leases	$269	$219	$25	$13	$12

The facility lease obligations are comprised of a facility lease with one-year terms expiring on September 30, 2007. The Company also maintains several office equipment leases which expire on December 31, 2011.

Rent expense was approximately $224,000, $204,000 and $203,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

6. STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R. SFAS No. 123R establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured on the grant date, based on the fair value of the award and is recognized as an expense over the employee requisite service period. Prior to January 1, 2006, the Company accounted for its stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related Interpretations as permitted by SFAS No. 123.

Prior to the Adoption of SFAS No. 123R

Prior to the adoption of SFAS No. 123R, the Company provided disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures.” $1.0 million of employee stock-based compensation expense was reflected in net income for the year ended December 31, 2005, respectively.

During the preparation of the notes to the consolidated condensed financial statements for the three months ended March 31, 2006, the Company determined that the calculation of its pro forma net income reported under SFAS 123 for the year ended December 31, 2005, as previously reported, was understated primarily as a result of an incorrect change in the fair value calculation (and, therefore, the amortization expense related to) options granted in August 2004. Accordingly, pro forma net income reported under SFAS 123 for the year ended December 31, 2005, presented in the tables below, was revised. These revisions had no effect on the Company’s previously reported results of operations or financial condition. The stock-based employee and director compensation expense previously reported for the year ended December 31, 2005 was $2.6 million, and the pro forma net income previously reported for the year ended December 31, 2005 was $10.8 million.

Year Ended December 31, 2005
(In thousands, except per share amounts)
Net income:
As reported	$12,328
Add: Total stock based employee and director compensation expense determined under intrinsic value method for all awards, net of taxes	1,039
Less: Total stock based employee and director compensation expense determined under the fair value method for all awards, net of taxes	(4,856)

Pro forma net income	$8,511

Reported net income per share:
Basic	$0.73
Diluted	$0.69
Pro forma net income per share:
Basic	$0.50
Diluted	$0.48
Shares used to compute net income per share:
Basic	16,883
Diluted	17,863

Impact of Adoption of SFAS No. 123R

The Company elected to adopt the modified prospective application method as provided by SFAS No. 123R. Under that transition method, compensation costs recognized in the year ended December 31, 2006, include (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation costs for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R.

In the year ended December 31, 2006, we recognized compensation expense in connection with the adoption of FAS 123R of $3.3 million. Diluted earnings per share was reduced by $0.07 for the year ended December 31, 2006, respectively, as a result of the Company’s adoption of FAS 123R. As of December 31, 2006 the stock-based compensation capitalized as inventory was minimal.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

As a result of adoption FAS 123R, the Company’s income before income taxes and net income for the year ended December 31, 2006 are $2.4 million and $1.0 million lower, respectively, than if the Company had continued to account for share-based compensation under Opinion 25.

Equity Incentive Program

The Company’s equity incentive program is a long-term retention program that is intended to attract and retain qualified management and technical employees and align stockholder and employee interests. At December 31, 2006, the equity incentive program consisted of the 2004 Equity Incentive Plan (the 2004 Plan). Under the 2004 Plan, options, stock appreciation rights, stock purchase rights and restricted stock may be issued to employees, officers, directors, and consultants of Adeza. The 2004 Plan permits the grant of share options for up to 1,875,000 shares of common stock. The maximum number of shares shall be increased annually on January 1 of each year by a number of shares equal to the lesser of (a) three percent of the number of shares issued and outstanding on the immediately preceding December 31, (b) 525,000 Shares, and (c) a number of Shares set by the Board. The 2004 Plan provides that the exercise price for incentive stock options will be no less than 100% of fair value of Adeza’s common stock on the date of grant. Generally, these options vest ratably over four years and have a term of 10 years. No restricted stock, stock appreciation or purchase rights have been issued as of September 30, 2006.

The following table provides certain information with respect to the 2004 Plan, which was in effect as of December 31, 2006:

	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plan approved by security holders	1,112,702	$15.71	1,834,517

Upon adoption of SFAS 123(R), the Company used a blended historical volatility in deriving the expected volatility assumption as allowed under SFAS 123(R) and Staff Accounting Bulletin No. 107, or SAB 107. The blended historical volatility was based on a blend of the Company’s own historical experience and the Company’s peer group historical experience. The risk-free interest rate assumption was based upon observed interest rates appropriate for the term of our stock options. The expected term of stock options was based on a blend of the Company’s own historical experience and the Company’s peer group historical experience. As stock-based compensation expense recognized in the Statements of Income for the year ended December 31, 2006 was based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on the Company’s historical experience.

The fair value of stock options granted to employees in the years ended December 31, 2006, 2005 and 2004 was estimated at the date of grant using the Black-Scholes model using the following weighted-average assumptions:

	Year Ended December 31,
	2006	2005	2004
Expected volatility	60%	72%	85%
Risk-free interest rate	4.83%	4.1%	3.3%
Expected term (in years)	4.9	4.6	4.0
Dividends	—	—	—

SFAS No. 123R requires the use of option pricing models that were not developed for use in valuing employee stock options. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Stock option plans

2004 Equity Incentive Plan

In August 2004, the Company’s board of directors and stockholders approved the 2004 Equity Incentive Plan (the 2004 Plan), which became effective upon the completion of the Company’s initial public offering in December 2004. The Company has reserved a total of 1,875,000 shares of its common stock for issuance under the 2004 Plan, all of which are available for future grant. Under the 2004 Plan options, stock appreciation, stock purchase rights and restricted stock can be issued to employees, officers, directors, and consultants of Adeza. The 2004 Plan provides that the exercise price for incentive stock options will be no less than 100% of the fair value of Adeza’s common stock on the date of grant. Generally, these options vest ratably over four years and have a term of 10 years. There were no shares subject to repurchase as of December 31, 2006. No restricted stock, stock appreciation or purchase rights had been issued as of December 31, 2006.

1995 Stock Option and Restricted Stock Plan

In August 2004, the Company’s Board of Directors and stockholders approved amendments to the Company’s 1995 Stock Option and Restricted Stock Plan (the 1995 Plan) so that, upon completion of the Company’s initial public offering, the shares that were available for future grant under the 1995 Plan were allocated to the 2004 Plan. Additionally, any shares that are issuable upon exercise of options outstanding under the 1995 Plan that are forfeited after the completion of the Company’s initial public offering, are allocated to the 2004 Plan.

Under the 1995 Plan options and purchase rights were issuable to employees, officers, directors, consultants, and promotional representatives of Adeza. The 1995 Plan provided that the exercise price for incentive stock options would be no less than 100% of the fair value of Adeza’s common stock (no less than 85% of the fair value for nonqualified stock options), as determined by the Board of Directors on the date of grant. Generally, these options are immediately exercisable, subject to repurchase rights which lapse ratably over four years and have a term of 10 years. There were no shares subject to repurchase as of December 31, 2006 and 2005. No restricted stock purchase rights had been issued as of December 31, 2006.

The following table summarizes the combined activity under the equity incentive plans for the indicated periods:

	Available for Grant	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
	(In thousands)
Balance at December 31, 2005	2,035,208	1,668,688	$8.53	—	—
Shares authorized	521,290	—	—	—	—
Options granted	(784,775)	784,775	15.35	—	—
Options exercised	—	(171,376)	3.34	—	—
Options forfeited	62,794	(62,794)	15.65	—	—

Balance at December 31, 2006	1,834,517	2,219,293	$11.14	7.8	$9,444

Vested and expected to vest at December 31, 2006		2,114,405	$10.96	7.8	$9,378

Exercisable at December 31, 2006		990,847	$7.21	6.1	$7,972

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $14.91 as of December 31, 2006, which would have been received by the option holders had all option holders with in-the-money options exercised their options as of that date. Stock options that expired during the year ended December 31, 2006 were minimal.

The weighted average grant date fair value of options granted during the year ended December 31, 2006 was $7.26 per share. The total intrinsic value of options exercised during the year ended December 31, 2006 was approximately $2.4 million. The total cash received from employees as a result of stock option exercises during the year ended December 31, 2006 was approximately $0.6 million. In connection with these exercises, the tax benefits realized by the Company for the year ended December 31, 2006 was $3.2 million.

The Company settles employee stock option exercises with newly issued common shares.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, the unrecorded deferred stock-based compensation balance related to stock options was $8.3 million, and that amount will be recognized over an estimated weighted average amortization period of 2.0 years.

The following summarizes options outstanding and exercisable as of December 31, 2006:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.97 - $ 0.97	103,471	1.58 years	$0.97	103,471	$0.97
$ 3.33 - $ 3.33	418,775	5.31 years	$3.33	412,049	$3.33
$ 8.51 - $ 8.51	58,625	7.59 years	$8.51	34,836	$8.51
$10.00 - $10.00	525,720	7.59 years	$10.00	296,389	$10.00
$12.08 - $14.79	159,850	8.61 years	$13.69	53,731	$13.43
$15.11 - $15.11	669,175	9.96 years	$15.11	0	$0.00
$15.88 - $17.17	135,973	8.81 years	$17.13	41,611	$17.10
$19.70 - $19.70	75,000	7.94 years	$19.70	37,500	$19.70
$20.09 - $20.09	14,700	8.96 years	$20.09	5,380	$20.09
$22.20 - $22.20	28,004	9.16 years	$22.20	5,880	$22.20

	2,219,293			990,847

During the year ended December 31, 2005 several consultants became employees of the Company and the Company recorded deferred stock-based compensation for the excess of the estimated fair value of its common stock over the option exercise prices at the dates of the changes in status of $546,000 related to option grants held by non employees which converted to employees during the year. Stock-based compensation expense is being recognized over the remaining option vesting period.

During the year ended December 31, 2004, the Company recorded deferred stock compensation for the excess of the estimated fair value of its common stock over option exercise prices at the date of grant of $3,625,000 related to options granted to employees and directors. Stock-based compensation expense is being recognized over the option vesting period of four years using the straight-line method.

For options granted to non employees, the Company determined the estimated fair value of the options using the Black-Scholes option pricing model. Compensation expense is generally being recognized over the option vesting period. For the years ended December 31, 2006, 2005 and 2004, the Company recorded stock-based compensation expense of approximately $37,000, $50,000 and $356,000, respectively, in connection with options granted to nonemployees.

7. CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Convertible preferred stock

All shares of convertible preferred stock converted into common stock upon the closing of the Company’s initial public offering on December 10, 2004. Convertible preferred stock consisted of the following (in thousands, except share information):

	December 31, 2003
	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference
Series 1	1,880,572	1,654,719	$3,971
Series 2	3,591,087	3,496,750	8,392
Series 3	5,084,676	4,807,077	14,037
Series 4	2,700,000	2,203,108	20,401
Series 5	3,260,000	3,247,408	30,071

Total	16,516,335	15,409,062	$76,872

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

Warrants

In conjunction with a loan and security agreement with MMC/GATX Partnership No. 1 and Transamerica Business Credit Corporation, Adeza issued warrants to purchase 236,301 shares of Series 3 convertible preferred stock at an exercise price of $2.92 per share. The warrants are scheduled to expire on the later of ten years from the date of the grant or five years after the closing of a public offering. The fair value assigned to these warrants, as determined using the Black-Scholes valuation model, was approximately $475,000. In determining the fair value of the warrants the following assumptions were used: expected volatility of 50%; expected life of 10 years; expected dividend yield of 0%; risk-free interest rate of 6%; stock price at date of grant and exercise price of $2.92 per share. The fair value of these warrants was netted against the related debt and was amortized to interest expense over the terms of the various notes. The Company amortized $24,000 as interest expense in the year ended December 31, 2003 related to these warrants. No interest was amortized in the years ended December 31, 2005 and 2006 related to these warrants. As a result of the completion of the Company’s initial public offering the warrants were exercisable for 196,915 shares of common stock. During 2005 MMC/GATX Partnership exercised in full the warrant it held on a net, or cashless, basis pursuant to which the warrant holder received 78,413 shares of common stock. Warrants to purchase 99,884 shares of common stock at an exercise price of $3.50 per share are outstanding and exercisable at December 31, 2006.

Common stock

The Company has reserved the following shares of common stock for the issuance of options and rights granted under the Company’s stock option plans, as follows:

	December 31,
	2006	2005
Options outstanding	2,219,293	1,668,688
Shares reserved for future option grants	1,834,517	2,035,208
Warrants outstanding	99,884	99,884

	4,153,694	3,803,780

8. INCOME TAXES

For financial reporting purposes, “Income before income taxes” was $6,029,000, 7,816,000, and $9,279,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The provision for (benefit from) income taxes consists of the following:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
Current:
Federal	$3,299	$180	$210
State	423	430	200

Total current	3,722	610	410

Deferred:
Federal	(416)	(4,488)	—
State	196	(634)	—

Total deferred	(220)	(5,122)	—

Total provision	$3,502	$(4,512)	$410

The Company’s income tax provision (benefit) differs from the amounts computed by applying the federal statutory income tax rate of 34% to pretax income (loss) for the years ended December 31, 2004 and 2005 and 35% to pretax income (loss) for the year ended December 31, 2006 as follows:

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
U.S. federal taxes at federal statutory rate	$2,110	$2,657	$3,155
State taxes, net of federal benefit	403	(135)	132
Net operating losses not benefitted (benefitted)	—	(7,407)	(3,091)
Non deductible stock compensation	784	215	—
Other individually immaterial items	205	158	214

Total provision (benefit)	$3,502	$(4,512)	$410

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows:

	December 31,
	2006	2005
	(In thousands)
Deferred tax assets:
Net operating losses	$1,976	$5,054
Research credits	1,646	1,531
Capitalized research and development	171	156
Other, net	652	691
Non-deductible stock compensation	683	—

Total deferred tax assets	5,128	7,432
Valuation allowance	—	(2,310)

Net deferred tax assets	$5,128	$5,122

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. In December 2006, based upon the level of historical taxable income and projections for future taxable income, we concluded that it was more likely than not that our deferred tax assets would be realized with the exception of deferred tax assets related to stock option benefits. The valuation allowance decreased by $2,310,000 and $6,960,000, and increased by $8,070,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

The Company is tracking the portion of its deferred tax assets attributable to stock option benefits in a separate memo account pursuant to SFAS No. 123R. Therefore, these amounts are no longer included in the Company’s gross or net deferred tax assets. Pursuant to SFAS No. 123R, footnote, 82, the benefit of these stock option benefits will only be recorded to equity when they reduce cash taxes payable. As a result, $1,715,000 of the change in the valuation allowance in 2006 related to amounts accounted for in the memo account.

The Company’s income taxes payable for federal and state tax purposes has been reduced by the tax benefits associated with the exercise of stock option in the current year. The benefits applicable to stock options were credited to equity during the years ended December 31, 2006 and 2005 were $3,247,000 and $260,000, respectively.

As of December 31, 2006, the Company had federal net operating loss carry forwards of approximately $9,970,000. The Company also has state net operating loss carryforwards of approximately $3,690,000. The Company also had federal and state research and development tax credit carry forwards of approximately $600,000 and $1,100,000, respectively. The federal net operating loss and tax credit carry forwards will expire at various dates beginning in 2007 through 2024, if not utilized. The state net operating losses expires at various dates beginning in 2007. The state research and development tax credit carry forward indefinitely. The Company also has alternative minimum tax credit carryforwards of $270,000 which have no expiration date.

As of December 31, 2006, the portion of the federal net operating loss carry forward which relate to stock option benefits is approximately $4,200,000. The portion of the state net operating loss carry forward which relate to stock option benefits is approximately $3,690,000. Pursuant to SFAS No 123R, the benefit of these net operating loss carry forwards will only be recorded to equity when they reduce cash taxes payable.

The Company has reviewed whether the utilization of its net operating losses and research credits were subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. We do not expect the disclosed net operating losses and research credits carryovers to expire before utilization.

ADEZA BIOMEDICAL CORPORATION

NOTES TO FINANCIAL STATEMENTS — (Continued)

9. BENEFIT PLAN

The Company’s 401(k) Plan allows eligible employees to make contributions of their qualified compensation subject to IRS limits. The Company has the discretion to make matching contributions each year. The Company had not made any matching contributions through January 31, 2007. Effective February 1, 2007, the Company began matching 50% up to a maximum of $3,000 per employee. Employees become eligible for participation in the 401(k) Plan after completing 30 days of employment with the Company.

10. RELATED PARTY TRANSACTIONS

In 2000, a loan offer was made to an officer of the Company. The agreement to the loan was ratified by the Board of Directors on April 21, 2001, for an amount of $183,000, with the minimum interest rate allowed by the internal revenue service. According to the terms agreed upon, 20% of the loan would be forgiven in principal and accrued interest at the end of each twelve months of employment. The loan would be due and payable within 30 days following termination by Adeza for cause. In the event of a change of control or merger with another company or of termination without cause, the loan and accumulated interest would be forgiven. The loan contemplated was executed on February 28, 2003 for $109,800, which was issued to the officer at that time. All other terms were in accordance with the original loan offer. Subject to the officer’s continued employment, the loan and related interest would have been forgiven in 2003 to 2006. On August 4, 2004, the Company, upon approval of its Board of Directors, forgave the remaining balance of the loan. In the year ended December 31, 2004, $76,250 of the principal was forgiven and recorded to general and administrative expenses.

11. SELECTED QUARTERLY INFORMATION (UNAUDITED)

	2006			2005
	Fourth	Third	Second	First	Fourth		Third	Second	First
	(In thousands)
Total sales	$14,690	$13,471	$13,029	$10,793	$11,940		$11,419	$10,634	$9,610
Gross profit	12,389	11,510	11,122	9,038	10,365		9,716	9,205	8,183
Income before income taxes	3,088	1,855	1,074	12	2,062		2,286	1,931	1,537
Provision for (benefit from) income taxes	1,855	1,104	537	6	(4,831	)(1)	136	102	81
Net income	1,233	751	537	6	6,893		2,150	1,829	1,456
Basic net income per share	$0.07	$0.04	$0.03	$0.00	$0.40		$0.13	$0.11	$0.09
Diluted net income per share	$0.07	$0.04	$0.03	$0.00	$0.38		$0.12	$0.10	$0.08

(1)	Provision for (benefit from) income taxes in the fourth quarter of 2005 includes a non-recurring benefit from income taxes of $5.1 million primarily related to a reversal in our valuation allowance for deferred tax assets.

12. SUBSEQUENT EVENT (UNAUDITED)

On February 11, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Cytyc Corporation, a Delaware corporation (“Cytyc”) and Augusta Medical Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Cytyc (“Purchaser”), under which Purchaser will acquire all of the shares of the Company’s common stock for a purchase price of $24.00 per share, net to the holders thereof, in cash. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer to acquire all the outstanding Shares as promptly as practicable (and in any event within 10 business days). The purchase price is expected to be approximately $450 million, which will be paid by Cytyc at closing in cash. The acquisition is subject to satisfying a number of closing conditions, including shareholder and regulatory approvals, and is expected to close before the end of March 2007.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

On February 11, 2007, Cytyc Corporation (“Cytyc” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Augusta Medical Corporation, a Delaware corporation and a newly-formed wholly-owned subsidiary of Cytyc (“Purchaser”), and Adeza Biomedical Corporation (“Adeza”), a Delaware corporation. Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to purchase all outstanding shares of Adeza’s common stock (the “Shares”) in exchange for $24.00 per share in cash (the “Offer Price”). On March 19, 2007, Purchaser acquired a majority of Adeza’s outstanding Shares through the tender offer. On April 2, 2007, pursuant to the terms of the Merger Agreement, Cytyc acquired Adeza through the merger (the “Merger”) of Purchaser with and into Adeza. The Merger was consummated without a meeting of the stockholders of Adeza in accordance with the Delaware General Corporation Law. In connection with the Merger, Adeza’s name was changed from “Adeza Biomedical Corporation” to “Cytyc Prenatal Products Corp.”

The following unaudited pro forma combined condensed financial data has been derived by the application of pro forma adjustments to Cytyc’s historical financial statements and the historical financial statements of Adeza. The pro forma adjustments give effect to the acquisition of Adeza for an aggregate purchase price of $456.7 million, using $256.7 million of cash, cash equivalents and investment securities and $200 million of debt borrowed under Cytyc’s line-of-credit facility. Of the total purchase price, $451.7 million represented cash payable to Adeza shareholders and $5.0 million represented acquisition-related fees and expenses.

The unaudited pro forma combined condensed balance sheet as of December 31, 2006 has been prepared as if the transaction occurred on such date. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2006, give effect to the transaction as if it had occurred as of January 1, 2006. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that the Company believes are reasonable, and are described in the accompanying notes. This unaudited pro forma combined condensed financial data has been prepared in accordance with rules and regulations of the Securities and Exchange Commission.

The acquisition of Adeza has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and the resulting goodwill and other intangible assets are accounted for under SFAS No. 142, Goodwill and Other Intangible Assets. The total purchase price has been preliminarily allocated to tangible and intangible assets, acquired in-process research and development and liabilities assumed, based on management’s estimates of current fair values and changes may occur as additional information becomes available. As a result, actual asset and liability values and related operating results could differ materially from those reflected in the unaudited pro forma combined condensed financial data included herein.

The unaudited pro forma combined condensed financial data is provided for informational purposes only and should not be considered indicative of actual balance sheet data or operating results that would have been achieved had the transactions been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

The unaudited pro forma combined condensed financial data is derived from and should be read in conjunction with the audited consolidated financial statements of Cytyc and Adeza and the related notes thereto.

CYTYC CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

As of December 31, 2006

(in thousands)

	Cytyc	Adeza	Pro Forma Adjustments		Pro Forma As Adjusted
Assets
Current assets
Cash, cash equivalents and investment securities	$297,710	$98,778	$(251,655	)(1)	$144,833
Accounts receivable, net	94,943	9,576	—		104,519
Inventories, net	29,503	983	260	(2)	30,746
Prepaid expenses and other current assets	14,997	5,890	—		20,887

Total current assets	437,153	115,227	(251,395)		300,985

Property and equipment, net	149,007	454	—		149,461
Patents and developed technology, net	182,477	80	142,800	(3)	325,357
Goodwill	386,533	—	196,355	(3)	582,888
Other assets, net	9,544	189	—		9,733

Total assets	$1,164,714	$115,950	$87,760		$1,368,424

Liabilities and Stockholders’ Equity
Current liabilities	$74,137	$8,849	$5,021	(1)	$88,007
			200,000	(1)	200,000
			5,716	(2)	5,716
Long-term debt and other non-current liabilities	331,604	—	1,251	(2)	332,855
			26,373	(4)	26,373

Stockholders’ equity
Common stock	1,363	17	(17	)(5)	1,363
Additional paid-in capital	673,168	136,988	(136,988	)(5)	673,168
Treasury stock	(316,153)	—	—		(316,153)
Accumulated other comprehensive income	2,956	9	(9	)(5)	2,956
Retained earnings (deficit)	397,639	(29,913)	29,913	(5)	397,639

			(43,500	)(6)	(43,500)
Total stockholders’ equity	758,973	107,101	(150,601)		715,473

Total liabilities and stockholders’ equity	$1,164,714	$115,950	$87,760		$1,368,424

CYTYC CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

For the Year Ended December 31, 2006

(in thousands, except per share amounts)

	Cytyc	Adeza	Pro Forma Adjustments		Pro Forma As Adjusted (11)
Net sales	$608,250	$51,983	$—		$660,233
Cost of sales	134,184	7,924	7,584	(7)	149,692

Gross profit	474,066	44,059	(7,584)		510,541

Operating expenses:
Research and development	44,134	6,903	—		51,037
Sales and marketing	161,925	27,689	—		189,614
General and administrative	63,452	8,131	—		71,583
Restructuring	2,885	—	—		2,885

Total operating expenses	272,396	42,723	—		315,119

Income from operations	201,670	1,336	(7,584)		195,422

Other income, net	13,002	4,693	(11,590	)(8)	6,105

			(8,556	)(9)	(8,556)

Income before provision for income taxes	214,672	6,029	(27,730)		192,971
Provision for income taxes	75,135	3,502	(10,085	)(10)	68,552

Net income	$139,537	$2,527	$(17,645)		$124,419

Net income per common and potential common share:
Basic	$1.22				$1.09

Diluted	$1.16				$1.04

Weighted average common and potential common shares outstanding:
Basic	114,009				114,009

Diluted	123,759				123,759

NOTES TO UNAUDITED PRO FORM COMBINED CONDENSED FINANCIAL DATA

Note 1—Basis of Presentation

The unaudited pro forma combined condensed balance sheets as of December 31, 2006 give effect to the acquisition of all the outstanding shares of Adeza as if it had occurred on December 31, 2006. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2006 give effect to the above-mentioned transaction as if it had occurred on January 1, 2006.

Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to purchase all outstanding shares of Adeza’s common stock in exchange for $24.00 per share in cash. On March 19, 2007, Purchaser acquired a majority of Adeza’s outstanding Shares through the tender offer. On April 2, 2007, pursuant to the terms of the Merger Agreement, Cytyc acquired Adeza through the Merger. The aggregate purchase price for Adeza was $456.7 million, of which $451.7 million represented cash payable to Adeza shareholders and $5.0 million represented acquisition-related fees and expenses.

The unaudited pro forma combined condensed financial data assumes the acquisition of Adeza using $256.7 million of Cytyc’s cash, cash equivalents and investment securities and $200 million of debt through the line-of-credit facility.

Below is a table of the estimated purchase price and preliminary purchase price allocation for Adeza as of December 31, 2006. The purchase price and purchase price allocation are subject to change and are substantially complete, with the remaining allocation to be completed primarily related to the resolution of tax matters.

Purchase price (in thousands):
Payable to shareholders of Adeza	$451,655
Estimated transaction costs	5,021

Total purchase price	$456,676

Purchase price allocation (in thousands):
Fair value of net liabilities acquired, including acquisition-related tax liabilities	$74,021
Patents and developed technology	142,800
Goodwill	196,355
In-process research and development	43,500

Total purchase price allocation	$456,676

Note 2—Pro Forma Adjustments

(1)	To record purchase price of $251.7 million in cash, cash equivalents and investment securities and $200 million in debt borrowed under the Company’s existing line-of-credit facility and to accrue estimated acquisition-related fees and expenses of $5.0 million.

(2)	To adjust certain Adeza assets and liabilities to estimated fair market value.

(3)	To record patents and developed technology of $142.8 million and goodwill of $196.4 million.

(4)	To record a net deferred tax liability at Adeza’s effective rate for the period (40.0%) in accordance with SFAS No. 109, Accounting for Income Taxes. The net deferred tax liability consists of a deferred tax liability relating to the acquired patents and developed technology ($57.1 million) offset by deferred tax assets relating to the acquired net operating losses ($13.8 million), acquired tax credits and other deferred tax assets ($7.2 million) and deferred tax assets relating to other purchase price adjustments in connection with the acquisition ($9.7 million). For income tax purposes, there will be no change in the carrying value of the acquired net assets.

(5)	To eliminate Adeza’s historical stockholder’s equity at December 31, 2006.

(6)	To record write-off of acquired in-process research and development costs of $43.5 million.

(7)	To record amortization of patents and developed technology using the cash flow method over 12-15 years. Amortization of the patents and developed technology is estimated to approximate $7.6 million, $8.8 million, $10.0 million, $9.9 million and $10.1 million for the pro forma years ending December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

(8)	To record interest expense related to the $200 million borrowed under the Company’s existing line-of-credit facility.

(9)	To reflect a reduction in Cytyc interest income related to the assumed use of $251.7 million of available cash. cash equivalents and investment securities to fund the balance of the Adeza acquisition price, at an estimated annual yield of approximately 3.4%.

(10)	To reflect the income tax effects of the pro forma adjustments.

(11)	The combined condensed statements of income do not reflect the non-recurring charge of $43.5 million for acquired in-process research and development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Timothy M. Adams
Timothy M. Adams Senior Vice President, Chief Financial Officer and Treasurer

Date: June 8, 2007

Exhibit No.	Description
2.1	Merger Agreement, dated February 11, 2007 (filed as Exhibit 2.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on February 13, 2007 and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, Independent Auditors (filed herewith).

99.1	Press release, dated April 3, 2007 (filed as Exhibit 99.1 to Cytyc’s Current Report on Form 8-K, File No. 0-27558, filed with the SEC on April 4, 2007 and incorporated herein by reference).